Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-112802 of Vaso Active Pharmaceuticals, Inc. on Form S-8, of our report dated March 16, 2006, related to our audits of the financial statements which appear in this Annual Report on Form 10-KSB of Vaso Active Pharmaceuticals, Inc. for the year ended December 31, 2005.

/s/Stowe & Degon

STOWE & DEGON
Worcester, Massachusetts
April 14, 2006